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                               SEVERANCE AGREEMENT


     Thomas R. Parkinson ("Parkinson") and SRS Labs, Inc. ("SRS Labs"), hereby agree to terminate their employment relationship on the following basis:

     1. Parkinson has resigned his employment as President and Chief Operating Officer of SRS Labs voluntarily effective February 5, 1999. His personnel records will be marked accordingly. Should any employer or prospective employer inquire of the Chief Executive Officer of SRS Labs or his designated representative regarding Parkinson's reason for leaving the employment of SRS Labs, then "voluntary resignation" will be given as the reason.

     2. Parkinson represents to SRS Labs that he is signing this Agreement voluntarily and with a full understanding of its terms, for the purpose of being allowed to resign his employment with SRS Labs and receiving severance benefits as described in this Agreement. Based on that representation and in addition to regular pay through February 15th, 1999, and pay for accrued vacation, Parkinson will be provided the following benefits:

          (a) Expenses in the amount of $7,000 to cover (i) January 1999 living expenses, (ii) lease-cancelling expenses, and (iii) moving expenses. SRS Labs will also reimburse Parkinson for any outstanding business expenses submitted to and approved by SRS Labs;

          (b) Notwithstanding his voluntary resignation, Parkinson will be paid three months' severance benefits, in the gross amount of $75,000, less required legal deductions, as severance pay. Such severance amounts will sent by mail to Parkinson in three equal monthly installments of $25,000, less required legal deductions, commencing on March 1, 1999, and continuing on the first day of each month thereafter through May 1, 1999, unless Parkinson revokes this Agreement as described in Paragraph 8 below;

          (c) Medical coverage through May 15th, 1999; and

          (d) SRS Labs will vest 52,500 SRS Labs stock options, previously issued to Parkinson on July 7, 1998, immediately upon action by the Board of Directors of SRS Labs, in addition to the already-vested option to purchase 8,750 shares granted to Parkinson on December 23, 1998. All such options shall expire if not exercised on or before December 31st, 1999.

     In addition, Parkinson agrees that he has been paid all other sums owed to him at the time of his termination, which sums include all salary, all bonuses, all personal days, and all accrued, unused vacation pay. By signing this Agreement, Parkinson acknowledges receipt of all sums owed to him at termination. Parkinson further agrees that he will be entitled to no other payments from SRS Labs and/or any parent, related, or subsidiary companies, and/or the officers, directors, or employees of any of them, other than those set forth in this Paragraph.


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     3. In exchange for such severance pay and grant of stock options, Parkinson agrees to, and by signing this document does, acknowledge that he resigned his employment with SRS Labs voluntarily effective February 5, 1999. In addition, Parkinson agrees to, and hereby does, waive and release all claims (known or unknown), including but not limited to claims under the California Fair Employment and Housing Act, the Civil Rights of 1964, the Age Discrimination in Employment Act, and/or the Americans with Disabilities Act, which he has or might have had against SRS Labs and any parent, related, or subsidiary companies, and the officers, directors, employees, former employees, representatives, and agents of any of them (collectively, the "Releasees"), regarding any aspect of his employment with SRS Labs or the termination of that employment. Furthermore, Parkinson hereby represents that he will not hereafter file any claims, charges or complaints against the Releasees, or any of them, regarding any aspect of his employment with SRS Labs or the termination of that employment with any state or federal administrative agency or court.

     4. Parkinson waives all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding the significance of that waiver. Section 1542 provides:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     In order to achieve a full and complete release of the Releasees, Parkinson acknowledges that this Agreement is intended to include in its effect all claims that Parkinson does not know or suspect to exist in his favor at the time that he signs this Agreement.

     5. Parkinson represents and agrees that he has kept and will keep the fact, amount and terms of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to any person, including but not limited to any past or present employee of SRS Labs or any parent, related, or subsidiary companies, other than members of his immediate family. Before Parkinson tells his immediate family anything about this Agreement, he will inform them of this confidentiality clause and have them agree to follow it.

     6. Parkinson represents and agrees that he will not criticize, denigrate, or otherwise disparage or cause disparagement to SRS Labs or any other Releasee. Parkinson further represents and agrees that he will not engage in any conduct or take any action to encourage any person or entity to initiate litigation or assert any other kind of claim against SRS Labs or any other Releasee.

     7. Parkinson represents and agrees that any disclosure of information or other action contrary to the terms of Paragraphs 5 and/or 6 by him would cause SRS Labs and/or other Releasees injury and damage, the actual amount of which would be impractical or extremely difficult to determine. Accordingly, Parkinson agrees that SRS Labs shall be entitled to recover from him liquidated damages in the amount of Five


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Thousand Dollars ($5,000) for each instance in which Parkinson discloses any information or takes any other action in violation of the terms of Paragraphs 5 and/or 6.

     8. Parkinson is hereby advised (a) to consult with an attorney prior to signing this Agreement and (b) that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to SRS Labs c/o Tom Yuen. In addition, Parkinson has a period of seven (7) days following his execution of this Agreement in which he may revoke this Agreement. If Parkinson does not advise SRS Labs (by a writing received by Tom Yuen within such seven
(7) day period) of his intent to revoke the Agreement, the Agreement will become effective and enforceable. If Parkinson revokes the Agreement, then no amounts will be paid or options granted to him under Paragraph 2 above, or otherwise.

     9. Parkinson understands and agrees that, in the course of his employment with SRS Labs, Parkinson has acquired privileged and/or confidential, proprietary information and trade secrets concerning the operations, future plans, and methods of doing business of SRS Labs (Trade Secrets), which information Parkinson understands and agrees would be extremely damaging to SRS Labs if disclosed to a competitor or made available to any other person or corporation. Parkinson understands and agrees that such Trade Secrets have been divulged to Parkinson in confidence and Parkinson understands and agrees that Parkinson will keep such Trade Secrets secret and confidential, and will not, directly or indirectly, use or disclose for his own benefit or the benefit of another, any of such Trade Secrets.

     10. Parkinson further agrees that he will not, for a period of eighteen
(18) months from the date he signs this Agreement, solicit or participate in or assist in any way in the solicitation of any other employees of SRS Labs, or of any of its parent, related, or subsidiary companies, for the purpose of inducing them to sever their employment relationship with SRS Labs or any of its parent, related, or subsidiary companies.

     11. In view of the nature of Parkinson's employment and the information and Trade Secrets which Parkinson has received during the course of his employment, Parkinson likewise agrees that SRS Labs would be irreparably harmed by any violation or threatened violation of Paragraphs 10 and/or 11, and that, therefore, SRS Labs shall be entitled to damages and an injunction prohibiting Parkinson from any violation or threatened violation of those Paragraphs. The undertakings set forth in Paragraphs 10 and/or 11 shall survive the termination of other arrangements contained in this Agreement.

     12. This Agreement contains all of the terms, promises, representations and understandings made between the parties. Parkinson agrees that no promises, representations or inducements have been made to him which caused him to sign this Agreement other than those which are expressly set forth above.

     13. This Agreement is the sole and entire agreement between the parties, and supersedes all prior agreements and understandings, oral or written, express or implied, between the parties. It is expressly understood and agreed that this Agreement constitutes a novation and accord and satisfaction of the letters of May 15, 1998, and June 4, 1998, from Tom Yuen to Parkinson, that any contract created by such


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letters is hereby extinguished, and that he will not claim monies and/or stock options, and no monies or stock options will be paid or granted to him, under those letters.

     14. Any dispute regarding any aspect of the formation, interpretation or application this Agreement or any act which allegedly has or would violate this Agreement will be submitted to arbitration in Orange County, California, before a retired judicial officer employed by, and such arbitration shall be conducted in accordance with, the rules of the Judicial Arbitration and Mediation Service ("JAMS/ENDISPUTE"). Such arbitration shall be the exclusive remedy for any such claim or dispute. The party losing the arbitration shall reimburse the party who prevailed for all expenses of the prevailing party, including but not limited to attorneys' fees and costs as determined by the arbitrator, in such arbitration. Should Parkinson or SRS Labs hereinafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this Paragraph by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys' fees incurred as a result of such action or proceeding.

SRS LABS, INC.



By:     /s/ THOMAS C.K. YUEN                           /s/ THOMAS R. PARKINSON
        -------------------------                      -------------------------
            Thomas C.K. Yuen                               Tom Parkinson
Title:  Chief Executive Officer

Dated: 2/23/99                                         Dated: 2/20/99





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